Exhibit (a)(1)(L)

FORM OF REMINDER E-MAIL TO ELIGIBLE OPTIONHOLDERS

Date:

To:	Eligible Optionholders

From:	LeapFrog Enterprises, Inc.

Re:	Reminder About Exchange Offer

The exchange offer for all eligible option grants is currently open and available to all eligible optionholders. As previously communicated, the exchange is scheduled to close at 9:00 a.m., Pacific Time, on August 27, 2009. Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form and/or Eligible Option Information Sheet before 9:00 a.m., Pacific Time, on August 27, 2009.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Margaret Rozowski, Stock Plan Administrator, at 6401 Hollis Street, Emeryville, California 94608 or by calling (510) 420-5365 or sending an email to stockplans@leapfrog.com.